UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/05/2010

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.    Unregistered Sales of Equity Securities

As previously reported in Raser Technologies, Inc.'s (the "Company") Current Reports on Form 8-K filed on November 14, 2008, as amended, and December 12, 2008, the Company entered into an agreement, dated November 13, 2008 (the "Agreement"), with Fletcher International, Ltd.("Fletcher"), whereby the Company issued to Fletcher (i) 2,000,000 shares of its common stock, par value $0.01 per share (the "Common Stock"), in consideration for $10,000,0000 on November 14, 2008 and (ii) 2,360,417 shares of the Common Stock in consideration for $10,000,000 on December 12, 2008 (collectively, the "Transactions").

As part of the Transactions, the Company issued a Warrant to Fletcher to acquire additional shares of the Company's Common Stock in an aggregate value of up to $20,000,000 (the "Warrant"). Pursuant to the terms of the Warrant, the Warrant was exercisable on a cashless, net settlement basis at any time after August 14, 2009. On April 1, 2010, Fletcher notified the Company of its intention to exercise the Warrant on a cashless, net settlement basis. Pursuant to the exercise of the Warrant, the Company is obligated to issue 6,794,442 shares of the Common Stock on or before April 7, 2010. Except for certain rights to obtain shares of an acquiring company's stock in connection with a change of control transaction involving the Company, Fletcher cannot exercise the Warrant for any additional shares of the Company's Common Stock after the date hereof.

The foregoing description of the Agreement and the Warrant and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Agreement and the Warrant, copies of which are filed as exhibits to the Company's Current Report on Form 8-K filed on November 14, 2008, as amended, and are hereby incorporated by reference.

We believe the offer and sale of the securities described above were exempt from the registration requirements of the Securities Act for the private placement of these securities pursuant to Section 4(2) of the Securities Act and/or Regulation D thereunder because the securities were sold in a transaction not involving a public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: April 05, 2010	By:	/s/ John T. Perry
John T. Perry
Chief Financial Officer